EXHIBIT 10.68

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of February     , 2007, between Lithium Technology Corporation, a Delaware corporation (the “Company), and             , having an address at                      (the “Purchaser”).

RECITALS

This Agreement sets forth the terms and conditions upon which the Purchaser is purchasing an aggregate of          shares of Company Series C Convertible Preferred Stock, par value $0.01 per share (the “Shares”), from the Company.

In consideration of the mutual covenants and other agreements set forth herein, the Company and the Purchaser hereby agree as follows:

1. Purchase and Sale of the Shares.

1.1 Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, the Company is selling, and the Purchaser is purchasing from the Company the Shares at the Closing (as herein defined) for the purchase price of U.S.                      Dollars ($            ) (the “Purchase Price”).

1.2 The Company and Purchaser acknowledge and agree that the Shares are convertible into              shares of the Company’s Common Stock, par value $0.01 per share, in accordance with the terms of the Certificate of Designation attached hereto as Exhibit A (the “Certificate of Designation”).

1.3 Purchaser is delivering to the Company the Purchase Price by wire transfer in same-day funds to the escrow account designated in writing by the Company. The Purchase Price will be held in such escrow account in accordance with the Purchaser and the Company’s escrow instructions until the Closing.

2. Closing. The parties agree that the closing of the purchase and sale of the Shares will take place within seven (7) days after the execution and delivery of this Agreement (the “Closing”). At the Closing, the Company shall convey the Shares to Purchaser.

3. Deliveries at the Closing.

3.1 At the Closing, the Company shall deliver to Purchaser:

(a) Certificates representing the Shares; and

(b) Such other documents as are reasonably requested by the Purchaser.

3.2 At the Closing, the Purchaser will authorize the release of the Purchase Price from the escrow account to the Company.

4. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as follows:

4.1 Authorization, Enforcement. This Agreement has been duly and validly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

4.2 Issuance of Shares. The Shares to be issued at the Closing have been duly authorized by all necessary corporate action and the Shares, when paid for or issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and nonassessable and entitled to the rights and preferences set forth in the Certificate of Designation. When the Conversion Shares are issued in accordance with the terms of the Certificate of Designation such shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, and the holders shall be entitled to all rights accorded to a holder of Common Stock.

4.3 No Conflict. The Company is not subject to or bound by any agreement, judgment, order or decree of any court or governmental agency which prevents the execution or consummation of this Agreement. Neither the execution of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will constitute a violation of, or conflict with, or default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Company is a party or by which the Company is bound.

4.4 No Restriction on Transfer. There exists no restriction upon the sale and delivery of the Shares by the Company, nor is the Company required to obtain the approval of any person or governmental agency or organization to effect the sale of the Shares. The Shares are not subject to preemptive rights or any similar rights or any liens or encumbrances.

4.5 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 750,000,000 shares of Common Stock, par value $0.01 and 100,000,000 shares of Preferred Stock, par value $0.01 (“Preferred Stock”) of which 1,000 shares of Preferred Stock have been designated Series A Preferred Stock (“Series A Preferred Stock”), 100,000 shares of Preferred Stock have been designated Series B Preferred Stock (“Series B Preferred Stock”) and 300,000 shares of Preferred Stock have been designated Series C Preferred Stock (“Series C Preferred Stock”). As of the date hereof, 422,994,952 shares of Common Stock, 1,000 shares of Series A Preferred, 100,000 shares of Series B Preferred Stock and 100,968.33 shares of Series C Preferred Stock are issued and outstanding. All of such outstanding shares

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have been validly issued and are fully paid and nonassessable. Except as disclosed in the Company’s filings with the Securities and Exchange Commission (the “SEC Documents”), no shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances of any nature.

4.6 Options, etc. Except as disclosed in this Agreement or in the SEC Documents or the Certificate of Designation:

(a) There are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries,

(b) There are no outstanding debt securities and there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act;

(c) There are no outstanding registration statements other than the following Registration Statements on Form SB-2: Nos. 333-114998, 333-127121 and 333-131530, each of which needs to be updated by the Company; and

(d) There are no outstanding comment letters from the SEC or any other regulatory agency to which the Company has not responded except with respect to the Registration Statement on Form SB-2 No. 333-131530.

4.7 Anti-Dilution Provisions. Except as disclosed in the SEC Documents, there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the transfer of the Shares under this Agreement.

4.8 Company Organizational Documents. The Company has furnished to the Purchaser true and correct copies of the Company’s Amended and Restated Certificate of Incorporation, as amended and in effect on the date hereof, and the Company’s By-laws, as amended and in effect on the date hereof.

5. Representations and Warranties of Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

5.1 Authorization, Enforcement. This Agreement has been duly and validly authorized, executed and delivered by the Purchaser and is a valid and binding agreement of Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

5.2 No Conflict. The Purchaser is not subject to or bound by any agreement, judgment, order or decree of any court or governmental agency which prevents the execution and consummation of this Agreement.

5.3 Investment Purpose. The Purchaser is acquiring the Shares for his or her own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the “Securities Act”); provided, however, that by making the representations herein, the Purchaser reserve the right to dispose of the Shares at any time in accordance with or pursuant to an effective registration statement covering the Shares or an available exemption under the Securities Act.

5.4 Accredited Investor Status. The Purchaser is an “Accredited Investor” as that term is defined in Rule 501(a) (3) of Regulation D.

5.5 Information. The Purchaser and his or her advisor has been furnished with all materials relating to the business, finances and operations of the Company and information he or she deemed material to making an informed investment decision regarding his or her purchase of the Shares, which have been requested by the Purchaser. The Purchaser and his or her advisors have been afforded the opportunity to ask questions of the Company and its management. Neither such inquiries nor any other due diligence investigations conducted by the Purchaser or his or her advisors shall modify, amend or affect the Purchaser’s right to rely on the representations and warranties contained herein regarding the Company. The Purchaser understands that his or her investment in the Shares involves a high degree of risk and the Purchaser has the financial wherewithal to lose his or her entire investment. The Purchaser is in a position regarding the Company, which, based upon employment, family relationship or economic bargaining power, enabled and enables the Purchaser to obtain information from the Company in order to evaluate the merits and risks of this investment. The Purchaser has sought such accounting, legal and tax advice, as he or she they considered necessary to make an informed investment decision with respect to his or her acquisition of the Shares. The Purchaser acknowledges that the Company does not have sufficient authorized Common Stock to allow the Purchaser to convert his or her Shares into Common Stock at this time but that the Company intends to conduct a Board meeting and a shareholders’ meeting to increase the authorized Common Stock once the Company’s periodic filings are up to date.

5.6 No Governmental Review. The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares, or the fairness or suitability of the investment in the Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Shares. The Purchaser understands and acknowledges that the Company has not undertaken and will undertake no efforts to comply with any laws of any jurisdiction outside the United States relating to the issuance and sale of its securities except as may be provided herein.

5.7 Transfer or Resale. The Purchaser understands that: (i) the Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) the Purchaser shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements; (ii) any sale of such securities made in reliance on Rule 144 under the Securities Act (or a successor rule thereto) (“Rule 144”) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. The Company reserves the rights to place stop transfer instructions against the shares and certificates for the Conversion Shares.

5.8 Legends. The Purchaser understands that the certificates or other instruments representing the Shares shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed and the Company within two (2) business days shall issue a certificate without such legend to the holder of the Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) in connection with a sale transaction, provided the Shares are registered under the Securities Act or (ii) in connection with a sale transaction, after such holder provides the Company with an opinion of Counsel, which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale, assignment or transfer of the Shares may be made without registration under the Securities Act.

5.9 Authorization, Enforcement. This Agreement and all related agreements are within Purchaser’s power and have been duly and validly authorized, executed and delivered by the Purchaser and constitutes a valid and binding agreement of the Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies. The Purchaser has undertaken all necessary action to authorize and approve this Agreement and all the related agreements, and the Purchaser is under no obligation to obtain any approval, consent, or other action from any third party in order for the Purchaser to consummate the transaction contemplated hereby.

5.10 Receipt of Documents. The Purchaser and his or her counsel have received and had the opportunity to review in their entirety: (i) this Agreement and each representation, warranty and covenant set forth herein, (ii) the Company’s Form 10-KSB for the year ended December 31, 2004 and December 31, 2005; (iii) the Company’s Form 10-QSBs for the quarter ended March 31, 2006; (iv) the Company’s Form 8-Ks filed May 31, 2006, July 21, 2006, October 3, 2006, October 16, 2006, October 24, 2006, November 14, 2006, November 21, 2006, December 4, 2006, December 11, 2006, December 15, 2006 and January 17, 2007; and (v) answers to all questions the Purchaser submitted to the Company regarding an investment in the Company; and the Purchaser has relied on the information contained therein and has not been furnished any other documents, literature, memorandu or prospectus. The Purchaser acknowledges and agrees that the Company’s representations and warranties are limited to exclusively those expressly stated in this Agreement and exclude any and all statements made in any other business plan, prospectus, projections, memorandum or other document or in any oral communication.

5.11 Purchase Price. The Purchaser acknowledges that he or she is purchasing the Shares substantially above the current market price for the Company’s Common Stock.

6. Representations and Warranties. The representations and warranties set forth in paragraphs 4 and 5 shall survive the Closing of this Agreement.

7. Obligations Pending the Closing.

7.1 Confidentiality. Each party will hold and will cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by the party to which it was furnished, (ii) in the public domain through no fault of such party, or (iii) later lawfully acquired from other sources by the party to which it was furnished) and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof) shall immediately thereafter be returned to the other party upon the written request of such other party. Each party shall be deemed to have satisfied its obligation to hold such information confidential if it exercises the same care as it takes to preserve confidentiality for its own similar information.

7.2 Further Assurances. Each party hereto shall execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement.

8. Conditions to Purchaser’s Obligations. Each and every obligation of the Purchaser under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by the Purchaser:

8.1 Representations and Warranties True. The representations and warranties of the Company contained in Section 4 hereof, and in all certificates, statements and other documents delivered by the Company to Purchaser pursuant hereto or in connection with the transactions contemplated hereby shall be in all material respects true and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

8.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and each document and instrument required to be delivered pursuant to Section 3.1 hereof shall have been delivered.

8.3 No Government Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which if adversely determined could have an adverse effect on the business, prospects, financial condition, working capital, cash flow, assets, liabilities, technologies, reserves or operations of the Company or which questions the validity or legality of the transactions contemplated hereby.

8.4 Material Adverse Change. The Company shall not have suffered any material adverse change in its business or financial condition.

8.5 Key Employees. No key employee of the Company shall have terminated his or her employment or have indicated an intention to do so.

8.6 Certificates. The Company shall have furnished Purchaser with such certificates to evidence compliance with the conditions set forth in this Section 8 as may reasonably be requested by Purchaser.

9. Conditions to the Obligations of the Company. Each and every obligation of the Company under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by the Company:

9.1 Representations and Warranties True. The representations and warranties of Purchaser contained in Section 5 hereof shall be in all material respects true and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

9.2 Performance. Purchaser shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and each document, instrument and payment required to be delivered pursuant to Section 3.2 shall have been delivered.

9.3 Certificates. Purchaser shall have furnished the Company with such certificates of their officers to evidence compliance with the conditions set forth in this Section 9 as may reasonably be requested by the Company.

10. Termination. Anything in this Agreement to the contrary notwithstanding:

10.1 Mutual Consent. This Agreement may be terminated by the mutual consent of the parties hereto.

10.2 Default. In the event that a party hereto shall, contrary to the terms of this Agreement, intentionally fail or refuse to consummate the transactions contemplated herein or to take any other action referred to herein necessary to consummate the transactions contemplated herein, then the non-defaulting party, after affording the defaulting party a 10-day period after notice in which to cure such breach or default, shall have the right to terminate this Agreement with respect to such defaulting party by written notice given to the other party hereto.

10.3 Upset Date. In the event that the Closing shall not have occurred on or prior to January 31, 2007 then, unless otherwise agreed to in writing by the parties hereto, this Agreement shall terminate on or following such date (as such date may be postponed pursuant hereto), upon written notice given by one party to the other, unless the absence of such occurrence shall be due to the failure or refusal of the party seeking to terminate this Agreement of the type described in Section 10.2.

10.4 Legal Restraint. Either party may, by written notice to the other parties, terminate this Agreement with respect to such party if at the time the written notice of termination is given, there is in effect a preliminary or permanent injunction enjoining consummation of the transactions contemplated hereby.

11. Expenses. All fees and expenses incurred by the Company in connection with this Agreement shall be borne by the Company, and all fees and expenses incurred by Purchaser and all sales, transfer or other similar taxes payable in connection with this Agreement shall be borne by Purchaser.

12. Brokerage. Each party represents and warrants to the other that to the knowledge of such party there are no claims for finder’s fees or other like payments in connection with this Agreement or the transactions contemplated hereby. Each party agrees to indemnify and hold the other harmless from and against any and all claims or liabilities for finder’s fees or other like payments incurred by reason of any action taken by it.

13. Miscellaneous.

13.1 Governing Law. This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the principles of conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of the state and federal courts located in New York, New York with respect to any dispute arising under this Agreement or the transactions contemplated hereby. The parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. The parties further agree that service of process upon a party mailed by first class mail shall be deemed in every respect effective service of process upon the party in any such suit or proceeding. Nothing herein shall affect either party’s right to serve process in any other manner permitted by law. The parties agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

13.2 Headings, etc. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires.

13.3 Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

13.4 Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein, no party makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

13.5 Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or electronic mail (with confirmation of receipt and a copy by first class mail or air mail).

13.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. No party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

13.7 Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

13.8 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

13.9 Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile or electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

IN WITNESS WHEREOF, the Company and Purchaser have duly executed this Agreement as of the date first set forth above.

Lithium Technology Corporation

By:
Amir Elbaz
Chief Financial Officer

PURCHASER:

Exhibit A

CERTIFICATE OF DESIGNATION

OF

LITHIUM TECHNOLOGY CORPORATION

Lithium Technology Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. In accordance with the authority of the Corporation’s Board of Directors (the “Board”) pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Certificate of Incorporation of the Corporation (the “Charter”), the Board hereby amends Article FOURTH of the Corporation’s Charter to designate a series of Preferred Stock as “Series C Preferred Stock”, and to designate the powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof as follows:

SERIES C PREFERRED STOCK

1. Certain Defined Terms, Etc. In addition to the terms defined elsewhere herein, certain capitalized terms used in this Article FOURTH have the meanings given to them in Section 10. References in this Article FOURTH to Sections are, unless otherwise stated, references to Sections herein.

2. Designation. Of the one hundred million (100,000,000) shares of Preferred Stock, par value $.01 per share, that the Corporation is authorized to issue, are hereby designated three hundred thousand (300,000) as “Series C Preferred Stock” having the powers, preferences and relative participating, optional and other special rights and the qualifications, limitations and restrictions set forth in this Article FOURTH (the “Series C Preferred”).

3. Dividends and Distributions. The Series C Preferred shall be entitled to receive dividends and distributions, at the same time and in the same manner as the Common Stock, and in an amount per share equal to the amount per share that the shares of Common Stock into which such Series C Preferred are convertible would have been entitled to receive if such Series C Preferred had been so converted into Common Stock as of the record date established for determining holders entitled to dividends, or if no such record date is established, as of the time of declaration of any such dividend or distribution.

4. Voting Rights. (a) The Series C Preferred will have the right to vote or consent in writing as set forth in this Section 4.

(b) In addition to the voting rights provided by Section 4(c), as long as any shares of Series C Preferred are outstanding, the affirmative vote or consent of the holders of two-thirds of the then-outstanding shares of Series C Preferred, voting as a separate class, will be required in order for the Corporation to:

(i) amend, alter or repeal, whether by merger, consolidation or otherwise, the terms of this Article FOURTH or any other provision of the Charter or Bylaws of the Corporation (the “Bylaws”), in any way that adversely affects any of the powers, designations, preferences and relative, participating, optional and other special rights of the Series C Preferred, and the qualifications, limitations or restrictions thereof;

(ii) issue any shares of capital stock ranking prior or superior to, or on parity with, the Series C Preferred;

(iii) subdivide or otherwise change shares of Series C Preferred into a different number of shares whether in a merger, consolidation, combination, recapitalization, reorganization or otherwise (whether or not any provision of Section 7 is applicable to such transaction); or

(iv) issue any shares of Series C Preferred other than in accordance with this Article FOURTH.

(c) The Series C Preferred shall be entitled to vote or consent (by written consent or otherwise) together with the Common Stock on all matters submitted to a vote of the Common Stock, except as otherwise provided by the DGCL.

(d) On all matters as to which shares of Common Stock or shares of Series C Preferred are entitled to vote or consent (by written consent or otherwise), each share of Series C Preferred will be entitled to the number of votes (rounded up to the nearest whole number) that the Common Stock into which it is convertible would have if such Series C Preferred had been so converted into Common Stock as of the record date established for determining holders entitled to vote, or if no such record date is established, as of the time of any vote or consent (by written consent or otherwise) of stockholders of the Corporation. Each share of Series C Preferred shall initially be entitled to the number of votes that 2,500 shares of Common Stock would have, subject to adjustment as provided in Section 7.

(e) Notwithstanding any other provision of the Charter or Bylaws, the holders of a majority, or greater number if so required by the Charter or the DGCL, of the then-outstanding Series C Preferred may consent in writing to any matter for which a class vote is contemplated, which written consent when so executed by the holders of a majority, or such greater number required, of the then-outstanding Series C Preferred will be deemed, subject to applicable Delaware law, to satisfy the applicable voting requirements.

5. Reacquired Shares. Any shares of Series C Preferred that are converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. None of such shares of Series C Preferred shall be reissued by the Corporation.

6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred shall be entitled to receive the same distribution paid to the holders of Common Stock, on an as-converted basis. Neither a consolidation or merger of the Corporation with another corporation or other legal entity, nor a sale or transfer of all or part of the Corporation’s assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

7. Conversion. (a) Automatic Conversion. Each share of the Series C Preferred will automatically be converted into 2,500 fully paid and nonassessable shares of Common Stock, subject to adjustment as described below, ninety (90) days following the authorization and reservation of a sufficient number of shares of Common Stock by all requisite action by the Corporation, including action by the Board and by the shareholders of the Corporation, to provide for the conversion of all outstanding shares of Series C Preferred into fully paid and nonassessable shares of Common Stock.

(b) Optional Conversion. Each share of the Series C Preferred will be convertible at the option of the holder thereof into 2,500 fully paid and non-assessable shares of Common Stock, subject to adjustment as described below, at any time or from time to time following the authorization and reservation of a sufficient number of shares of Common Stock by all requisite action by the Corporation, including action by the Board and by the shareholders of the Corporation, to provide for the conversion of all outstanding shares of Series C Preferred into fully paid and non- assessable shares of Common Stock.

(c) Mechanics of Automatic Conversion. Upon automatic conversion as set forth in Section 7(a), the Series C Preferred shall be eliminated, and thereafter all shares of Series C Preferred shall become and be known as shares of “Common Stock” without further action or exchange on the part of the holders thereof. The holder of any certificate for Series C Preferred shall be entitled to request and to receive promptly from the Corporation a certificate or certificates setting forth the number of shares of Common Stock into which such Series C Preferred converted, by delivering a written notice to the attention of the Secretary or Treasurer of the Corporation at the Corporation’s principal place of business of its desire to receive such replacement certificate or certificates, specifying the number of shares of Series C Preferred that have been so converted and the holder’s calculation of the Conversion Rate. In the event of any disagreement between the Corporation and the holder as to the correct Conversion Rate, the Conversion Rate will be finally determined by an investment banking or brokerage firm with no material prior or current relationship with the Corporation or any of its subsidiaries selected by the Board in good faith, the fees and expenses of which will be paid by the Corporation. The Corporation will, promptly upon receipt of all certificates representing Series C Preferred as have been issued to such holder that have been converted, issue a certificate or certificates registering the appropriate number of shares of Common Stock to such holder.

(d) Mechanics of Optional Conversion. The holder of any certificate for Series C Preferred shall be entitled to request conversion of all or part of its Series C Preferred at any time or from time to time as provided in Section 7(b), by delivering a written notice to the attention of the Secretary or Treasurer of the Corporation at the Corporation’s principal place of business of its desire to convert its Series C Preferred and receive a replacement certificate or certificates therefor, specifying the number of shares of Series C Preferred to be so converted and the holder’s calculation of the Conversion Rate. In the event of any disagreement between the Corporation and the holder as to the correct Conversion Rate, the Conversion Rate will be finally determined by an investment banking or brokerage firm with no material prior or current relationship with the Corporation or any of its subsidiaries selected by the Board in good faith, the fees and expenses of which will be paid by the Corporation. The Corporation will, promptly upon receipt of all certificates representing Series C Preferred of such holder that are to be converted, issue a certificate or certificates registering the appropriate number of shares of Common Stock to such holder. Upon optional conversion as set forth in Section 7 (b), the shares of Series C Preferred so converted shall be eliminated, and thereafter such shares of Series C Preferred shall become and be known as shares of “Common Stock” without further action on the part of the holder thereof.

(e) Adjustment for Subdivisions or Combinations of Common Stock. In the event that the Corporation at any time or from time to time after the issuance on the Series Preferred effects a subdivision, dividend payable in shares of capital stock, combination or other similar transaction of its outstanding Common Stock into a greater or lesser number of shares, then and in each such event the Conversion Rate will be increased or decreased proportionately.

(f) Reorganization, Merger, Consolidation or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, or dividend payable in shares provided for elsewhere in this Section 7) or a merger or consolidation of the Corporation with or into another corporation or other legal entity, or the sale of all or substantially all of the Corporation’s properties and assets to any other Person which is effected so that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then as a part of such capital reorganization, merger, consolidation or sale, proper provision will be made so that each holder of Series C Preferred will thereafter be entitled to receive upon conversion of the Series C Preferred the same number of shares of stock, securities or assets of the Corporation, or of the successor corporation or other legal entity resulting from such merger or consolidation or sale, which such holder would have been entitled to receive on such capital reorganization, merger, consolidation or sale if such holder’s Series C Preferred had been converted into Common Stock immediately prior to the record date established for determining holders entitled to such distribution, or if no such record date is established, as of the time of such transaction. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 7(f) with respect to the rights of the holders of the Series C Preferred after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 7(f) (including adjustment of the Conversion Rate then in effect) will be applicable after that event as nearly equivalent as may be practicable. This provision will apply to successive capital reorganizations, mergers, consolidations or sales. Nothing herein will diminish or otherwise offset the rights of the Series C Preferred under Section 4(b).

(g) Rights Offering. If at any time or from time to time the Corporation shall offer to any of the holders of Common Stock any right, option or warrant to acquire additional shares of capital stock of the Corporation, then each holder of a share of Series C Preferred then-outstanding will be entitled to receive rights, options or warrants to acquire such number of additional shares of capital stock of the Corporation as such holder would have been entitled to receive had such holder’s Series C Preferred been converted into Common Stock immediately prior to the record date for the offering of such rights, options or warrants, at the Conversion Rate then in effect.

(h) No Adjustment. No adjustment to the Conversion Rate will be made if such adjustment would result in a change in the Conversion Rate of less than 0.001%. Any adjustment of less than 0.001% which is not made will be carried forward and will be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of 0.001% or more in the Conversion Rate.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 7, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Series C Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Series C Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at that time in effect, and (iii) the amount, if any, of other property which at that time would be received upon the conversion of Series C Preferred.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series C Preferred, such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all then-outstanding shares of the Series C Preferred; and if at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of the Series C Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

8. Rank. The Series C Preferred will rank on a parity with the Common Stock as to any distributions or upon liquidation, dissolution or winding up.

9. Notice to Holders. Any notice given by the Corporation to holders of record of Series C Preferred will be effective if addressed to such holders at their last addresses as shown on the stock books of the Corporation and deposited in the U.S. mail, sent first-class, and will be conclusively presumed to have been duly given, whether or not the holder of the Series C Preferred receives such notice.

10. Certain Defined Terms. In addition to the terms defined elsewhere in this Article FOURTH, the following terms will have the following meanings when used herein with initial capital letters:

“Conversion Rate” means the number of shares of Common Stock into which each share of Series C Preferred may be converted; and

“Person” means any individual, firm, corporation or other entity and includes any successor (whether by merger or otherwise) of such entity.

2. The foregoing designation was adopted by the Board of Directors as of November 22, 2006.

3. The foregoing designation was duly adopted by the Board of Directors without shareholder action and shareholder action was not required.

4. No shares of the Series C Preferred have heretofore been issued.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation as of this 22nd day of November, 2006.

LITHIUM TECHNOLOGY CORPORATION

By:	/s/ Amir Elbaz
Amir Elbaz
Executive Vice President, Chief Financial Officer and Treasurer